Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Stock Option Agreements, 2005 Omnibus Award Plan, and the LTIP Stock Option Agreements of Warner Music Group Corp. of our reports dated March 10, 2005 (except as to Note 26 as to which the date is May 9, 2005), with respect to the consolidated and combined financial statements of Warner Music Group Corp. as of September 30, 2004 and November 30, 2003 (Predecessor) and for the seven months ended September 30, 2004, three months ended February 29, 2004 (Predecessor) and each of the two years ended November 30, 2003 (Predecessor).

/s/ Ernst & Young LLP

August 26, 2005

New York, New York